River Financial Corporation Reports 24.2% Increase in Tangible Book Value Per Share

River Financial Corporation has experienced a 24.2% increase in tangible book value per share from $29.75 at June 30, 2025 to $36.94 at June 30, 2026.

Other highlights as of June 30, 2026 include the following:

Income/Profitability:

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Year-to-date net income increased $7.5 million, or 36.3%, from $20.5 million at June 30, 2025 to $28.0 million at June 30, 2026.
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Quarter-to-date net income increased $1.8 million, or 14.6%, from $12.1 million at June 30, 2025 to $13.9 million at June 30, 2026.
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Year-to-date basic earnings per share increased 35.1% from $2.65 at June 30, 2025 to $3.58 at June 30, 2026.
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Quarter-to-date basic earnings per share increased 13.5% from $1.56 at June 30, 2025 to $1.77 at June 30, 2026.
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Year-to-date return on average equity of 18.2% compared to 16.8% for the same period last year.
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Annualized quarter-to-date return on average equity of 17.97% compared to 19.45% for the same period last year.
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Annualized quarter-to-date return on average assets of 1.47% compared to 1.38% for the same period last year.
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Year-to-date net interest margin (taxable equivalent) of 3.71% compared to 3.35% for the same period last year.
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Quarter-to-date net interest margin (taxable equivalent) of 3.70% compared to 3.41% for the same period last year.

Balance Sheet:

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Total assets increased $330.3 million or 9.0% from $3.69 billion at June 30, 2025 to $4.02 billion at June 30, 2026.
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Total loans increased $278.0 million or 10.8% from $2.56 billion at June 30, 2025 to $2.84 billion at June 30, 2026.
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Total deposits increased $282.6 million or 8.8% from $3.22 billion at June 30, 2025 to $3.51 billion at June 30, 2026.

Credit Quality:

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Nonperforming loans as a percentage of total loans increased from 0.21% at June 30, 2025 to 0.49% at June 30, 2026.
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Net charge-off percentage decreased from 0.15% at June 30, 2025 to .02% at June 30, 2026

Capital Ratios:

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Total risk-based capital ratio increased from 13.589% at June 30, 2025 to 13.590% at June 30, 2026.
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Common equity tier 1 capital ratio increased from 10.824% at June 30, 2025 to 11.248% as of June 30, 2026.
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Tier 1 Capital ratio increased from 7.735% at June 30, 2025 to 8.265% at June 30, 2026.

About River Financial Corporation

River Financial Corporation operates as the bank holding company for River Bank & Trust. River Bank & Trust operates twenty-four full-service banking offices in Alabama in the cities of Montgomery, Prattville, Millbrook, Wetumpka, Auburn, Opelika, Gadsden, Alexander City, Daphne, Clanton, Dothan, Enterprise, Mobile, Decatur, Huntsville, Saraland, Birmingham, Florence, and Tuscaloosa, Alabama. We also have one full-service banking office in Destin, Florida. For more information contact InvestorRelations@river.bankor go to riverbankandtrust.com/about-us/investor-relations.